As Filed With the Securities and Exchange Commission on November 9, 2015

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3015862 (I.R.S. Employer Identification No.)

250 Coromar Drive Goleta, California 93117
(Address of principal executive offices)
___________
2015 Stock Incentive Plan
2015 Employee Stock Purchase Plan
(Full titles of the Plans)
___________
Angel R. Martinez
Chairman of the Board and Chief Executive Officer
Deckers Outdoor Corporation
250 Coromar Drive
Goleta, California 93117
(Name and address of agent for service)
_________
Copies to:
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive
Newport Beach, California 92660
(949) 725-4000
_________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
To be issued under the 2015 Stock Incentive Plan	2,743,369(2)	$54.92(5)	$150,665,825	$7,051(8)
Outstanding under the 2015 Stock Incentive Plan	21,184(3)	$61.68(6)	$1,306,629	$132
To be issued under the 2015 Employee Stock Purchase Plan	1,000,000(4)	$46.68(7)	$46,680,000	$4,701
TOTAL	3,764,553		$198,652,454	$11,884

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable under the registrant’s 2015 Stock Incentive Plan (the “2015 Plan”) and 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents (i) 1,275,000 shares of Common Stock initially reserved for the issuance of future equity awards under the 2015 Plan (the “2015 Reserve Amount”), plus (ii) up to a maximum of 1,685,824 additional shares of Common Stock subject to awards previously granted under the registrant’s 2006 Equity Incentive Plan (the “2006 Plan”) that were outstanding after March 31, 2015, and that are (1) forfeited, expire or are otherwise terminated without being issued, (2) tendered by holders or withheld by the registrant to pay the exercise price of such award, or (3) withheld to satisfy tax withholding obligations in connection with the exercise or vesting of such award (collectively, the “2006 Forfeited Shares”), minus (iii) 196,271 shares of Common Stock that were granted under the registrant’s 2006 Plan after March 31, 2015 and prior to the effective date of the 2015 Plan, minus (iv) 21,184 shares of Common Stock underlying awards already granted pursuant to the 2015 Plan (see footnote 3). The number of reported shares has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares that could be issued under the 2015 Plan, subject to adjustment as set forth in the 2015 Plan. However, the actual number of shares to be issued under the 2015 Plan may be significantly less than the reported amount depending on, among other variables, the actual number of 2006 Forfeited Shares.

(3)	Represents 21,184 shares of Common Stock reserved for issuance pursuant to awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(4)	Represents 1,000,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2015 ESPP.

(5)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $54.92 per share, which is the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 5, 2015.

(6)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $61.68 per share, which represents the weighted-average exercise price of awards outstanding under the 2015 Plan as of the date of this Registration Statement.

(7)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $54.92 per share, which is the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 5, 2015. Pursuant to the 2015 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least 85% of the fair market value of a share of Common Stock on the last trading day of the applicable offering period.

(8)
In accordance with Instruction E to the General Instructions to Form S-8, the registrant is paying the registration fee solely with respect to the 2015 Reserve Amount. Registration fees with respect to the 2006 Forfeited Shares that are being registered on this Registration Statement were previously paid in connection with the registration of such shares on the registrant’s Registration Statement on Form S-8 (File No. 333-139874), which was filed with the Commission on January 9, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
* The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity incentive plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The Quarterly Report on Form 10-Q relating to the fiscal quarter ended September 30, 2015, filed with the Commission on November 9, 2015;

•	The Current Report on Form 8-K, filed with the Commission on September 16, 2015;

•	The Quarterly Report on Form 10-Q relating to the fiscal quarter ended June 30, 2015, filed with the Commission on August 10, 2015;

•	The registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 29, 2015;

•	The Current Report on Form 8-K, filed with the Commission on July 2, 2015;

•	The Current Report on Form 8-K, filed with the Commission on June 5, 2015;

•
The Annual Report on Form 10-K relating to the fiscal year ended March 31, 2015, which contains audited financial statements for the registrant’s most recently completed fiscal year ended March 31, 2015, including the reports of the registrant's independent registered public accounting firm filed with the Commission on June 1, 2015;

•	The Current Report on Form 8-K, filed with the Commission on May 12, 2015;

•	The Current Report on Form 8-K, filed with the Commission on April 14, 2015; and

•
The description of the registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-36436), filed with the Commission on May 2, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document, or any portion thereof, that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that it must indemnify the registrant’s directors and officers to the fullest extent authorized by the DGCL, and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the DGCL or otherwise.
     As permitted by the DGCL, the registrant has entered into indemnification agreements with each of its directors, executive officers and certain other management personnel. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The registrant has an insurance policy covering its directors and executive officers and certain other management personnel with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Goleta, California on November 9, 2015.

Deckers Outdoor Corporation

By: /s/ Angel R. Martinez
Angel R. Martinez
Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Angel R. Martinez and Thomas A. George, and each or either of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ ANGEL R. MARTINEZ Angel R. Martinez	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 9, 2015

/s/ THOMAS A. GEORGE Thomas A. George	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2015

/s/ JOHN M. GIBBONS John M. Gibbons	Lead Independent Director	November 6, 2015

/s/ KARYN O. BARSA Karyn O. Barsa	Director	November 8, 2015

/s/ NELSON C. CHAN Nelson C. Chan	Director	November 6, 2015

/s/ MICHAEL F. DEVINE, III Michael F. Devine, III	Director	November 6, 2015

/s/ JOHN G. PERENCHIO John G. Perenchio	Director	November 8, 2015

/s/ JAMES QUINN James Quinn	Director	November 7, 2015

/s/ LAURI M. SHANAHAN Lauri M. Shanahan	Director	November 9, 2015

/s/ BONITA C. STEWART Bonita C. Stewart	Director	November 8, 2015

EXHIBIT INDEX
Exhibit Number		Exhibit
4.1
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the registrant’s Registration Statement on Form S-1 (File No. 33-67248), which was filed with the Commission on September 23, 1993).

4.2
Amended and Restated Certificate of Incorporation of the registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q relating to the fiscal quarter ended June 30, 2011, filed with the Commission on August 8, 2011).

4.3
Amended and Restated Bylaws of the registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the Commission on September 16, 2015).

4.4		2015 Stock Incentive Plan (incorporated by reference to Appendix B to the registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 29, 2015).
4.5		2015 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 29, 2015).
*5.1		Opinion of Stradling Yocca Carlson & Rauth, P.C.
*23.1		Consent of independent registered public accounting firm
*23.2		Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1)
*24.1		Power of Attorney (included in signature page)
	*	Filed herewith.